Exhibit 99.1
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL 60154
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Investor: Dave Prichard, (708) 551-2592
Media: Mark Lindley, (708) 551-2602
CORN PRODUCTS INTERNATIONAL REPORTS 2008 FOURTH-QUARTER EPS
OF 61 CENTS AND RECORD 2008 FULL-YEAR RESULTS
     WESTCHESTER, Ill., February 2, 2009 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported net income of $46 million and diluted earnings per share of $0.61 for the fourth quarter ended December 31, 2008, in line with last year’s results. Included in the 2008 fourth-quarter results was a 9-cent per share negative impact from the reimbursement of expenses in connection with the termination of the proposed merger with Bunge Limited (NYSE: BG).
     2008 fourth-quarter results included the continuing impact of strong starch and sweetener product prices, the unfavorable impact of foreign currency devaluations and softer volumes.
     Net sales of $900 million in the fourth quarter of 2008 improved slightly versus $895 million in the prior-year period. Favorable price/product mix of $147 million was essentially offset by unfavorable currency translations of $95 million and lower volumes of $47 million.
     Gross profit of $141 million in the fourth quarter of 2008 compared with $143 million a year ago. Net corn costs increased 7 percent and manufacturing expenses were lower versus last year.
     Operating expenses of $67 million in the fourth quarter of 2008 compared with $65 million a year ago. Operating expenses as a percentage of net sales in the fourth quarter were 7.4 percent versus 7.2 percent last year. Other income (expense), net in the fourth quarter of 2008 included the reimbursement of Bunge’s merger-related expenses.
     Operating income of $64 million in the fourth quarter of 2008 declined 21 percent compared with $81 million a year ago.

     Net financing costs in the fourth quarter of 2008 were $5 million versus $9 million in the prior year. The change was due principally to a foreign exchange gain of $6 million. The 2008 fourth-quarter effective tax rate of 17 percent versus 34 percent in the fourth quarter of 2007 reflected a reduction of the 2008 full-year tax rate from 34.5 percent to 32 percent resulting from a change in tax mix and discrete items in the quarter.
Regional Business Segment Performance
     Regional results for the quarter ended December 31, 2008 were as follows:
North America
Net sales of $563 million increased 11 percent versus $508 million in 2007 due to improved price/product mix of $88 million. The devaluation of the Canadian dollar negatively impacted net sales by $21 million and volumes declined $12 million. Operating income improved 3 percent to $48 million compared with $46 million last year.
South America
Net sales of $246 million decreased 11 percent compared with $276 million a year ago. Unfavorable currency translations of $46 million and lower volumes of $16 million more than offset improved price/product mix of $32 million. Operating income of $38 million in 2008 was essentially unchanged from the prior year. Improvements in the Southern Cone and Andean regions were substantially offset by lower results in Brazil.
Asia/Africa
Net sales of $91 million fell 18 percent versus $111 million last year. Positive price/product mix and unfavorable currency translations were offsetting at $28 million each, while volumes decreased by $20 million. Operating income of $3 million declined from $9 million in the prior year due predominantly to lower results in South Korea, which continued to struggle with a slow economy impacting volumes and higher costs.
2008 Full-Year Results
     The Company reported record net sales and earnings for the year ended December 31, 2008. Diluted earnings per share of $3.52 in 2008 improved 36 percent versus $2.59 per diluted share in 2007. Net income of $267 million rose 35 percent compared with prior-year net income of $198 million. The 2008 results included a 14-cent negative impact from costs related to the proposed merger with Bunge which was terminated in November 2008. The 2007 results included a 5-cent gain from the Company’s holdings in CME Group, Inc.

     Net sales of $3.94 billion grew 16 percent versus $3.39 billion in the prior-year period. Favorable price/product mix of $677 million was the primary reason for the improvement. Volumes fell $117 million.
     Gross profit of $705 million in 2008 rose 20 percent versus $586 million in 2007. The gross margin climbed to 17.9 percent in 2008 compared with 17.3 percent a year ago. The improved North and South American results were primarily due to improved pricing. Net corn costs were significantly higher, while energy costs rose slightly.
     Operating expenses as a percentage of net sales in 2008 were 7.0 percent versus 7.3 percent in 2007. Operating income of $434 million in 2008, a record annual level, was a 25 percent improvement compared with $347 million a year earlier. The operating margin increased to 11.0 percent in 2008 versus 10.2 percent in 2007.
     The $13 million decrease in net financing costs in 2008 to $29 million from $42 million in 2007 was principally attributable to foreign exchange gains. The effective 2008 tax rate of 32.0 percent compared favorably with 33.5 percent in 2007.
     “We are pleased to deliver our third consecutive year of record performance in 2008 in net sales, operating income and earnings per share, which again illustrated that our business model performed effectively in a period of higher and more volatile commodity prices and currencies,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “2008 was marked by a significant favorable impact from higher co-product prices.
     “Our return on capital employed of 13.1 percent in 2008, versus 11.4 percent in 2007, once again exceeded our cost of capital and our stated ROCE target of 8.5 to 10 percent,” Scott said.
Regional Business Segment Performance
     Regional results for the year ended December 31, 2008 were as follows:
North America
Net sales of $2.37 billion increased 15 percent versus $2.05 billion in 2007 due to improved price/product mix of $373 million, despite a volume decrease of $58 million. Operating income of $313 million increased 34 percent from $234 million last year from strong pricing actions throughout the region.
South America
Net sales of $1.12 billion increased 21 percent compared with $925 million a year ago. The increase was driven by stronger price/product mix of $179 million and favorable currency translations of $47 million, while volumes declined $31 million. Operating income of $151 million in 2008 improved 32 percent from $115 million in 2007 predominantly due to significant increases in Brazil and the Southern Cone.
Asia/Africa
Net sales of $454 million grew 10 percent versus $414 million last year as a result of improved price/product mix of $125 million, partially offset by unfavorable currency translations of $56 million and lower volumes of $29 million. Operating income of $38 million declined 15 percent versus $45 million due to lower results in South Korea. Pakistan, Thailand and China reported improved results.
Balance Sheet and Cash Flow
     At year-end 2008, total debt and cash and cash equivalents were $866 million and $107 million, respectively, versus $649 million and $175 million at the end of 2007. Total debt to capitalization of 36.1 percent at year-end 2008 compared with 26.6 percent a year earlier.
     Cash used for operations in 2008 was $79 million compared with cash provided from operations of $258 million in 2007. Net income was $267 million, depreciation and amortization was $128 million, and the working capital increase of $458 million included the change in the margin accounts of $295 million related to corn futures contracts associated with firm-price business. Other working capital increased by $163 million, primarily due to higher trade working capital to support net sales growth of $553 million. Capital expenditures, net were $219 million in 2008.
Conference Call and Webcast
     Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.
     The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.
     Individuals without Internet access may listen to the live conference call by dialing 719.325.4763. A replay of the audio call will be available through Friday, February 13 by calling 719.457.0820 and using passcode 6130549.

About the Company
     Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2008, Corn Products International reported record net sales and diluted earnings per share of $3.94 billion and $3.52, respectively, with operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.
Forward-Looking Statement
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends these forward looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operation, including management’s plans or strategies and objectives therefor and any assumptions underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the current global economic recession, including its impact on our sales volumes and pricing of our products; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets for Company’s co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceutical, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports on Forms 10-Q or 8-K. This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics. These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.
# # #

Corn Products International, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Change	Year Ended		Change
	December 31,		%	December 31,		%
(In millions, except per share amounts)	2008	2007		2008	2007
Net sales before shipping and handling costs	$957.1	$955.4	0%	$4,197.0	$3,627.8	16%
Less: shipping and handling costs	57.1	60.8	(6%)	253.4	236.9	7%

Net sales	$900.0	$894.6	1%	$3,943.6	$3,390.9	16%
Cost of sales	758.7	751.7	1%	3,238.6	2,804.7	15%

Gross profit	$141.3	$142.9	(1%)	$705.0	$586.2	20%

Operating expenses	66.8	64.6	3%	274.6	248.7	10%
Other income (expense), net	(10.8)	2.6		3.7	9.8

Operating income	$63.7	$80.9	(21%)	$434.1	$347.3	25%
Financing costs, net	5.4	9.1	(41%)	29.3	41.9	(30%)

Income before income taxes	$58.3	$71.8	(19%)	$404.8	$305.4	33%
Provision for income taxes	10.0	24.5		129.6	102.3

	$48.3	$47.3	2%	$275.2	$203.1	35%
Minority interest in earnings	1.9	1.2	58%	8.0	5.3	51%

Net income	$46.4	$46.1	1%	$267.2	$197.8	35%

Weighted average common shares outstanding:
Basic	74.7	74.4		74.5	74.7
Diluted	75.6	76.1		75.9	76.5

Earnings per common share:
Basic	$0.62	$0.62	0%	$3.59	$2.65	35%
Diluted	$0.61	$0.61	0%	$3.52	$2.59	36%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$107	$175
Accounts receivable – net	627	460
Inventories	454	427
Prepaid expenses	10	14
Deferred income taxes	99	13

Total current assets	$1,297	$1,089

Property, plant and equipment – net	1,447	1,500
Goodwill and other intangible assets	359	426
Deferred income taxes	4	1
Investments	7	13
Other assets	93	74

Total assets	$3,207	$3,103

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	206	130
Deferred income taxes	—	28
Accounts payable and accrued liabilities	653	516

Total current liabilities	$859	$674

Non-current liabilities	152	123
Long-term debt	660	519
Deferred income taxes	105	133
Minority interest in subsidiaries	22	21
Redeemable common stock (500,000 shares issued and outstanding at December 31, 2008 and 2007) stated at redemption value	14	19
Share-based payments subject to redemption	11	9

Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 74,819,774 shares issued at December 31, 2008 and 2007	1	1
Additional paid in capital	1,086	1,082
Less: Treasury stock (common stock; 776,606 and 1,568,996 shares at December 31, 2008 and 2007, respectively) at cost	(29)	(57)
Accumulated other comprehensive loss	(595)	(115)
Retained earnings	921	694

Total stockholders’ equity	$1,384	$1,605

Total liabilities and equity	$3,207	$3,103

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended
	December 31,
(In millions)	2008	2007
Cash provided by (used for) operating activities:
Net income	$267	$198
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	128	125
(Increase) decrease in margin accounts	(295)	55
Increase in other trade working capital	(163)	(114)
Other	(16)	(6)

Cash (used for) provided by operating activities	(79)	258

Cash used for investing activities:
Capital expenditures, net of proceeds on disposal	(219)	(174)
Payments for acquisition (net of cash acquired of $7 in 2007)	—	(59)
Other	—	1

Cash used for investing activities	(219)	(232)

Cash used for financing activities:
Proceeds from borrowings, net	257	83
Issuances (repurchases) of common stock, net	10	(39)
Dividends paid (including to minority interest shareholders)	(42)	(33)
Excess tax benefit on share-based compensation	5	6
Other	—	(2)

Cash provided by financing activities	230	15

Effect of foreign exchange rate changes on cash	—	3

(Decrease) increase in cash and cash equivalents	(68)	44
Cash and cash equivalents, beginning of period	175	131

Cash and cash equivalents, end of period	$107	$175

Corn Products International, Inc.
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
(Dollars in millions)	2008	2007	%	2008	2007	%
Net Sales
North America	$563.0	$507.9	11%	$2,369.4	$2,051.6	15%
South America	245.9	276.1	(11%)	1,120.3	924.9	21%
Asia/Africa	91.1	110.6	(18%)	453.9	414.4	10%

Total	$900.0	$894.6	1%	$3,943.6	$3,390.9	16%

Operating Income
North America	$47.5	$46.0	3%	$313.2	$233.9	34%
South America	38.0	37.5	1%	150.8	114.6	32%
Asia/Africa	2.8	9.4	(70%)	38.4	45.3	(15%)
Corporate	(13.5)	(12.0)	13%	(52.3)	(46.5)	12%
Costs of terminated merger	(11.1)	—		(16.0)	—

Total	$63.7	$80.9	(21%)	$434.1	$347.3	25%

II. Capital expenditures
Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2008 and 2007, were $219 million and $174 million, respectively. For 2009, the Company anticipates capital expenditures to be in the range of $125 million to $150 million.

III. Non-GAAP Information
The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives. Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance. The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP. In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies. Our calculations of the Total Debt to Capitalization Percentage at December 31, 2008 and December 31, 2007 are as follows:
Total Debt to Capitalization Percentage

	December 31,	December 31,
(Dollars in millions)	2008	2007
Short-term debt	$206	$130
Long-term debt	660	519

Total debt (a)	$866	$649

Deferred income tax liabilities	105	133
Minority interest in subsidiaries	22	21
Redeemable common stock	14	19
Share-based payments subject to redemption	11	9
Stockholders’ equity	1,384	1,605

Total capital	$1,536	$1,787

Total debt and capital (b)	$2,402	$2,436

Debt to capitalization percentage (a/b)	36.1%	26.6%

Return on Capital Employed Percentage (ROCE)

	December 31,	December 31,
(Dollars in millions)	2008	2007
Total stockholders’ equity *	$1,605	$1,330
Add:
Cumulative translation adjustment *	132	214
Minority interest in subsidiaries *	21	19
Redeemable common stock *	19	44
Share-based payments subject to redemption *	9	4
Total debt *	649	554
Less:
Cash and cash equivalents *	(175)	(131)

Capital employed* (a)	$2,260	$2,034

Operating Income	$434	$347
Effective tax rate	32.0%	33.5%
Tax at effective tax rate	(139)	(116)

Adjusted operating income, net of tax (b)	$295	$231

Return on Capital Employed (b/a)	13.1%	11.4%

*	Balance sheet items used in computing capital employed represent beginning of period balances